                                                                    EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                      BOOMERSHINE AUTOMOTIVE GROUP, INC.,


                        SUNBELT AUTOMOTIVE GROUP, INC.,


                         B.A.G. GEORGIA III, INC., AND


                        JAY AUTOMOTIVE GROUP, INC., AND


                          JAMES G. STELZENMULLER, III


                             DATED JANUARY 5, 1998

                               TABLE OF CONTENTS

 1.1     CLOSING CONTINGENCY ........................................................  2

 1.2     PURCHASE AND SALE OF THE SHARES ............................................  3

 1.3     SUBMISSION OF DISCLOSURE STATEMENT AND RELATED DOCUMENTS....................  4

 1.4     SATURN......................................................................  7

 1.5     SPIN OFFS ..................................................................  7

 2.1     AUTHORIZATION OF TRANSACTION ...............................................  8

 2.2     NONCONTRAVENTION ...........................................................  8

 2.3     BROKERS' FEES ..............................................................  8

 2.4     INVESTMENT..................................................................  8

 2.5     JAG SHARES .................................................................  8

 3.1     ORGANIZATION OF BAG, SUNBELT AND SUB .......................................  9

 3.2     AUTHORIZATION OF TRANSACTION ...............................................  9

 3.3     NONCONTRAVENTION ...........................................................  9

 3.4     BROKERS' FEES ..............................................................  9

 3.5     INVESTMENT  ................................................................ 10

 3.6     REVIEW OF BOND DOCUMENTS.................................................... 10

 4.1     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER............................ 10

 4.2     CAPITALIZATION ............................................................. 10

 4.3     NONCONTRAVENTION  .......................................................... 11

 4.4     BROKERS' FEES............................................................... 11

 4.5     TITLE TO ASSETS ............................................................ 11

 4.6     SUBSIDIARIES................................................................ 11

 4.7      FINANCIAL STATEMENTS .................................................  12

 4.8      EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END .....................  12

 4.9      UNDISCLOSED LIABILITIES ..............................................  12

 4.10     LEGAL COMPLIANCE .....................................................  13

 4.11     TAX MATTERS ..........................................................  13

 4.12     REAL PROPERTY ........................................................  14

 4.13     INTELLECTUAL PROPERTY ................................................  14

 4.14     TANGIBLE ASSETS ......................................................  14

 4.15     INVENTORY.............................................................  14

 4.16     CONTRACTS ............................................................  14

 4.17     NOTES AND ACCOUNTS RECEIVABLE ........................................  14

 4.18     POWERS OF ATTORNEY ...................................................  15

 4.19     INSURANCE ............................................................  15

 4.20     LITIGATION ...........................................................  15

 4.21     EMPLOYEES ............................................................  15

 4.22     EMPLOYEE BENEFITS ....................................................  15

 4.23     GUARANTIES ...........................................................  16

 4.24     ENVIRONMENT, HEALTH, AND SAFETY MATTERS ..............................  16

 4.25     CERTAIN BUSINESS RELATIONSHIPS .......................................  17

 4.26     MINIMUM FLOOR PLAN REQUIREMENT .......................................  17

 5.1      BEST EFFORTS .........................................................  17

 5.2      CONFIDENTIALITY ......................................................  17

 5.3      ANNOUNCEMENTS ........................................................  18

 5.4      CERTAIN CHANGES AND CONDUCT OF BUSINESS ..............................  19

 5.5     NO INTERCOMPANY PAYABLES OR RECEIVABLES ...............................  19

 5.6     NO NEGOTIATION ........................................................  19

 5.7     CONSENTS...............................................................  19

 5.8     DEALER FINANCIAL STATEMENTS ...........................................  20

 5.9     NOTIFICATION OF CERTAIN MATTERS .......................................  20

 5.10    ASSURANCE BY THE PARTIES ..............................................  20

 5.11    ANTITRUST IMPROVEMENTS ACT COMPLIANCE .................................  21

 5.12    USE OF "JAY AUTOMOTIVE" NAME ..........................................  21

 5.13    RELATED PARTY/STOCKHOLDER LOAN ........................................  21

 5.14    STOCK RESTRICTION AGREEMENT ...........................................  22

 5.15    PERSONAL ITEMS ........................................................  22

 5.16    COOPERATION IN PREPARATION OF REGISTRATION STATEMENT ..................  22

 6.1     REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS .................  22

 6.2     AUTHORIZATION; CONSENT ................................................  23

 6.3     OPINION OF SELLER'S COUNSEL ...........................................  23

 6.4     ABSENCE OF LITIGATION .................................................  23

 6.5     NO MATERIAL ADVERSE EFFECT ............................................  24

 6.6     NET WORTH .............................................................  24

 6.7     COMPLETION OF DUE DILIGENCE ...........................................  24

 6.8     REAL ESTATE LEASES ....................................................  24

 6.9     BOARD APPROVAL ........................................................  24

 6.10    CERTIFICATES ..........................................................  24

 6.11    LEGAL MATTERS .........................................................  24

 6.12    APPROVAL OF MANUFACTURER AND DISTRIBUTOR ..............................  25

 6.13    NON-COMPETITION AGREEMENT .............................................  25

 6.14    ENVIRONMENTAL LAWS ....................................................  25

 6.15    NONDISTURBANCE AGREEMENT ..............................................  25

 6.16    TITLE INSURANCE .......................................................  25

 6.17    LEASE TERMINATION AGREEMENT/MEMORANDUM OF LEASE .......................  25

 6.18    RESIGNATION OF DIRECTORS ..............................................  25

 6.19    DISCLOSURE STATEMENT ..................................................  25

 6.20    BOND APPROVAL .........................................................  25

 6.21    BUYER PUBLIC OFFERING .................................................  26

 7.1     REPRESENTATIONS AND WARRANTIES; AGREEMENTS ............................  26

 7.2     AUTHORIZATION OF THE AGREEMENT; CONSENTS ..............................  26

 7.3     OPINION OF BUYER'S COUNSEL ............................................  27

 7.4     ABSENCE OF LITIGATION .................................................  27

 7.5     REAL ESTATE LEASES ....................................................  27

 7.6     CERTIFICATES...........................................................  27

 7.7     LEGAL MATTERS .........................................................  27

 7.8     RELEASES ..............................................................  27

 7.9     BOND APPROVAL .........................................................  27

 8.1     TERMINATION ...........................................................  28

 8.2     METHOD OF TERMINATION .................................................  29

 8.3     EFFECT OF TERMINATION .................................................  29

 9.1     SURVIVAL OF CLAIMS ....................................................  30

 9.2     SELLER'S INDEMNIFICATION OF THE BUYER .................................  31

 9.3     BUYER'S INDEMNIFICATION OF THE SELLER .................................  31

 9.4     DETERMINATION OF ADVERSE CONSEQUENCES .................................  31

 9.5     PROCEDURES FOR INDEMNIFICATION ........................................  31

 9.6     REMEDIES ..............................................................  33

 9.7     LIMITATION ON INDEMNIFICATION .........................................  33

 9.8     INSURANCE .............................................................  33

 9.9     NOTICE ................................................................  33

 10.1    FEES AND EXPENSES .....................................................  33

 10.2    HEADINGS ..............................................................  34

 10.3    NOTICES ...............................................................  34

 10.4    ASSIGNMENT ............................................................  35

 10.5    ENTIRE AGREEMENT ......................................................  36

 10.6    WAIVER AND AMENDMENTS .................................................  36

 10.7    COUNTERPARTS ..........................................................  36

 10.8    GOVERNING LAW .........................................................  37

 10.9    ACCOUNTING TERMS ......................................................  37

 10.10   DEFINITIONS ...........................................................  37

 10.11   SCHEDULES .............................................................  42

 10.12   SEVERABILITY ..........................................................  42

 10.13   REMEDIES ..............................................................  42

 10.14   TIME IS OF THE ESSENCE ................................................  42

 11      1998 OPERATIONS AND NET INCOME ........................................  42

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "Agreement"), is entered into as of January 5, 1998 by and between BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG"), SUNBELT AUTOMOTIVE GROUP, INC. ("Sunbelt"), BAG GEORGIA III, Inc., a Georgia corporation ("Sub"), JAY AUTOMOTIVE GROUP, INC., a Georgia corporation (the "Company" or "JAG") and JAMES G. STELZENMULLER, III (the "Stockholder"). BAG, Sunbelt, Sub, the Company and the Stockholder are sometimes referred to collectively as the "Parties" and individually as a "Party".

         For purposes of convenience, JAG, the JAG Subsidiaries, and the Stockholder are sometimes referred to collectively as "Seller", and BAG, Sunbelt and Sub are sometimes referred to collectively as "Buyer".

                             W I T N E S S E T H:

         WHEREAS, the Company, through its wholly-owned subsidiaries which are listed on the Disclosure Statement to this Agreement (collectively, the "JAG Subsidiaries" and each individually, a "JAG Subsidiary"), operates Toyota, Saturn, Mazda, Pontiac, Buick, GMC, Suzuki and Mitsubishi automobile dealerships in Columbus, Georgia;

         WHEREAS, the Stockholder owns all of the issued and outstanding shares of Common Stock of the Company (the "JAG Shares");

         WHEREAS, the Company owns all the issued and outstanding shares of the JAG Subsidiaries;

         WHEREAS, Sunbelt and BAG intent to merge and to form a publicly owned corporation whose stock is to be traded on a national exchange;

         WHEREAS, Sub is a wholly-owned subsidiary of BAG;

         WHEREAS, Sub desires to purchase all of the JAG Shares, and the Stockholder desires to sell the JAG Shares to Sub (upon the terms and subject to the conditions set forth in this Agreement), so that immediately after the purchase and sale, Sub will own one hundred percent (100%) of all of the issued and outstanding JAG shares.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF SHARES

1.1 CLOSING CONTINGENCY. The parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement:

         a. Buyer shall have until March 1, 1998 (the "Due Diligence Deadline") to conduct their financial and legal due diligence of the Company and the JAG Subsidiaries, which financial due diligence shall be conducted at the sole cost and expense of BAG and Sub. From the date hereof until the Due Diligence Deadline (the "Due Diligence Period"), the Stockholder, the Company, each JAG Subsidiary, and the officers, employees, agents and representatives of each, as applicable, shall make their best good faith effort to cooperate with BAG, Sub, and BAG and Sub's officers, employees, agents and representatives to enable BAG and Sub to conduct said due diligence, such cooperation to include, without limitation, the access described in Section 5.2 hereof.

         b. Buyer shall have the option to terminate this Agreement at any time on or before the Due Diligence Deadline if BAG's and/or Sub's due diligence reveals any matter or matters which, in the sole and absolute discretion of BAG and/or Sub, materially and adversely affect the valuation of the Company and the JAG Subsidiaries for purposes of the transactions contemplated hereby.

         c. In the event Buyer elects to terminate this Agreement pursuant to this Section 1.1, BAG and/or Sub shall provide notice of such election to the Stockholder on or prior to the Due Diligence Deadline, BAG and Sub shall pay to the Stockholder the Termination Fee in accordance with Section 8.3(c) hereof, and this Agreement shall terminate with the effect set forth in
Section 8.3 hereof as of the date of such election notice.

         d. In the event Buyer does not elect to terminate this Agreement pursuant to this Section 1.1, or if BAG and/or Sub do not provide the election notice described in Section l.l(c) above to the Stockholder, then this Agreement shall remain in full force and effect (unless otherwise terminated in accordance with Article 8 hereof).

1.2      PURCHASE AND SALE OF THE SHARES.

         a. PURCHASE AND SALE. The Stockholder shall sell to Sub, and Sub shall purchase from Stockholder, the JAG Shares for a purchase price of Sixteen Million Dollars (the "Purchase Price") according to the terms and conditions set forth herein.

         b. CLOSING PROCEDURES. At the consummation of the transactions contemplated hereby (the "Closing"):

                  i. the Stockholder shall sell, convey, assign, and transfer to Buyer the JAG Shares, the Excess Commission Plan and the Excess Parts Inventory free and clear of all liens;

                  ii.      Sub shall purchase and accept the JAG Shares; and

                  iii. Included among the assets to be sold to Sub for the Purchase Price herein will be the Excess Commission Plan with Fidelity Warranty Services and the Excess Parts Inventory of the Company and Jag Subsidiaries.

         c.       CLOSING DATE AND LOCATION.

                  i. The Closing shall occur at a location to be reasonably agreed upon by the parties, contemporaneously with the BAG Public Offering, on or before the Closing Date Deadline.

                  ii. If the BAG Public Offering does not occur on or before the Closing Date Deadline, then the parties shall have the option (but not the duty or obligation), at the sole discretion of each party, to consummate the transactions contemplated hereby upon such terms and conditions as they mutually agree upon.

         d.       DELIVERIES AT THE CLOSING. At the Closing:

                  i. Subject to Article 7, the Stockholder shall deliver to Sub:

                           A.       Certificates representing the JAG Shares
bearing the restrictive legend customarily placed on securities that have not been registered under applicable federal and state securities laws, stock powers executed in blank, and any other documents that are reasonably necessary to transfer to Sub good and marketable title to all the JAG Shares;

                            B.      All opinions, certificates and other
instruments and documents required to be delivered by the Stockholder by this Agreement at or prior to the Closing;

                            C.      Leases to the extent that such exist for
the continued operation of the automotive dealerships or acceptable assignments of the existing leases as set forth on the Disclosure Schedule in Section 1.3(a) attached hereto and incorporated herein, executed by the Company, Sub, BAG, the applicable JAG Subsidiary and the lessor of the subject properties on which the automobile dealerships of the Company and the JAG Subsidiaries are operated;

                            D.      A Non-Compete Agreement as set forth in
Section 1.3(b); and

                            E.      All other documents required to be provided
by Stockholder, the Company or the JAG Subsidiaries or on behalf of them pursuant to Article 6, and as disclosed in the Disclosure Schedules and the due diligence materials.

                  ii.       The Sub shall deliver to the Stockholder:

                            A.      Cash in the amount of Twelve Million
Dollars ($12,000,000.00) (the "Cash Consideration");

                            B.      A Ninety (90) day, interest-only,
Promissory Note (the "Note"), as set forth in Section 1.3(b), in the amount of Four Million Dollars ($4,000,000.00), bearing interest at the rate of eight percent (8%) per annum; and,

                            C.      All other certificates or documents
required to be provided by BAG or Sub or Sunbelt pursuant to Article 6, as set forth pursuant to Sections 1.3(a) and (b) and Article 6.

                   iii. The parties shall execute all documents including leases, subleases and related documents that are required by this Agreement to be executed prior to or at Closing, in form and content as approved pursuant to
Section 1.3(b).

1.3      SUBMISSION OF DISCLOSURE STATEMENT AND RELATED DOCUMENTS.

         A. DISCLOSURE STATEMENT. No later than forty (40) days after the execution of this Agreement, Stockholder and Company shall deliver to BAG and Sub a Disclosure Statement setting forth the following information (for purposes of this Section 1.3, the term "material" shall mean any contract or agreement which exceeds $100,000.00 in value per annum or in the aggregate):

                  i. Copies of all material real property leases of the Company and the JAG Subsidiaries;

                  ii. A description of all material suits, causes of action, or claims asserted against the Company and the JAG Subsidiaries, and all potential claims that are known to Stockholder;

                  iii.     Copies of all material insurance contracts of Seller;

                  iv. A description of all transactions outside the Ordinary Course of Business that may adversely affect the net worth of the Company that are not otherwise disclosed;

                  v. A description of all adverse or potentially adverse actions, claims or complaints that have been made or asserted by any governmental agency;

                  vi. A description of all facts, matters, or issues that are contrary to the Stockholder's representations and warranties hereunder and the representations and warranties made on behalf of the Company and the JAG Subsidiaries;

                  vii. The names of any employees of the Company and the JAG Subsidiaries who have expressed an intention to terminate employment within the next twelve (12) months;

                  viii. A description of all material contracts of the Company and the JAG Subsidiaries, and a description of all other matters required to be disclosed or listed by the provisions of this Agreement;

                  ix. Any other fact, matter, or issue that Stockholder reasonably believes the Buyer should be made aware of; and.

                  x. All other disclosure schedules pursuant to Articles 2, 3, 4 & 5 of this Agreement.

         In lieu of a description of the information, the Company and the Stockholder may attach copies of documents to which the information relates. The Company and the Stockholder shall provide copies of such documents upon the request of the Buyer.

         The Disclosure Statement shall be in reasonable form, shall provide sufficient information to appraise Buyer of the item disclosed, and shall be certified by the

Shareholder to be true and correct to the best of his Knowledge. The Disclosure Statement shall be divided into Schedules and/or Exhibits which refer to the specific Section of this Agreement to which they apply. However, disclosure of information anywhere therein shall be considered disclosure for all purposes hereunder. Stockholder shall have the right to supplement and to amend the Disclosure Statement during the due diligence period. Buyer shall have a reasonable period of time to review any amended Disclosure Statement or supplements thereto.

         Prior to the Due Diligence Deadline, Buyer shall notify Seller of any exceptions to the Disclosure Statement. Unless such notice is given, Buyer shall be deemed to have accepted the Disclosure Statement. Upon acceptance of the Disclosure Statement, Stockholder shall have no further or additional liability relating to material set forth on the Disclosure Statement except for any fraud, misrepresentation or willful or intentional misconduct in preparing the Disclosure Statement or the items thereon.

         B. SUBMISSION AND APPROVAL OF RELATED DOCUMENTS. Within forty (40) days of the date of execution hereof, each party shall submit to the other parties the following documents for approval:

                  i.       Stockholder. Stockholder shall submit to BAG and Sub:

                           (A)      The Jay Leasing, Inc. Sublease for the Auto
Mall;

                           (B)      Certificates, opinions and/or other
documents that BAG, Sub, and/or their counsel must execute and deliver at closing;

                           (C)      Consents, assignments, and/or documents that
may be required by third parties to facilitate the Closing; and

                           (D)      The Promissory Note for the Deferred Portion
of the Purchase Price.

                  (ii) Sunbelt, BAG and Sub. Sunbelt BAG and Sub shall submit to the Stockholder:

                           (A)      A Non-competition Agreement;

                           (B)      Certificates, opinions and/or other
documents that Stockholder and/or its counsel must execute and deliver at closing; and

                           (C)      Consents, assignments, and/or documents that
may be required by third parties to facilitate the Closing.

         The forty (40) day deadline for submission of documents that must be prepared and/or approved by governmental authorities or third parties shall be extended until a time that may be reasonable required to obtain said documents, consents or approvals, as the case may be, taking into account the nature of the document and the activity which must be completed by third parties. Each party receiving documents shall have an additional twenty (20) days after receipt to object to the form and/or content of same, and a failure to object shall constitute approval. If the parties cannot agree as to the form and/or content of any document to which an objection is made, or the Disclosure Schedules, then the objecting party shall have the right to terminate the contract pursuant to the provisions of Section 8.1 without any liability to the other party for the same.

1.4 SATURN. If the Saturn Corporation or the Saturn Distribution Corporation does not provide its consent to this Agreement and approve BAG or Sub as its authorized dealer for Columbus, Georgia, then BAG shall have the right, without obtaining the prior approval of any other party hereto, to sell or cause the Company to sell the capital stock of Jay Automotive Group IV, Inc. d/b/a Saturn of Columbus any person, assignee or designee of its choice concurrently or simultaneously with the purchase of the Jay shares.

1.5 SPIN OFFS. Jay Leasing, Inc., J & J Financial, Inc., Jay Automotive Group III, Inc., Columbus Insurance Associates, Jay Casualty Insurance Company Limited, and all other non-JAG Subsidiaries shall be spun off or dissolved by the Company prior to closing. If any Subsidiary is dissolved prior to Closing, an appropriate adjustment in the Purchase Price will be made to reflect the value of the additional assets that the Company will retain at Closing. If Suzuki Motor Company does not consent to the sale, then the Suzuki franchise shall be surrendered concurrently with the Closing. Buyer acknowledges that Suzuki will not be part of the new Auto Mall, and its consent is not a condition to the closing of this transaction. The common stock of Peach State Life Insurance Company is not involved in this sale.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

         Except for any matter contained in the Disclosure Statement, the Stockholder represents and warrants to the best of his Knowledge and Belief to the Buyer that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

2.1 AUTHORIZATION OF TRANSACTION. The Stockholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Stockholder, enforceable in accordance with its terms and conditions. The Stockholder, for his own part, need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

2.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Stockholder is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Stockholder is a party or by which he is bound or to which any of his assets is subject.

2.3 BROKERS' FEES. The Stockholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which BAG and Sub could become liable or obligated.

2.4 INVESTMENT. The Stockholder (a) understands that the Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning BAG and Sub and has had the opportunity to obtain additional information as desired in order it evaluate the merits and the risks inherent in holding the Note, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Note, and (f) is an accredited investor, as defined in the Securities Act.

2.5 JAG SHARES. The Stockholder holds of record and owns beneficially all of the issued and outstanding JAG Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement), or to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Buyer acknowledges that the Bond Documents place certain restrictions on the transfer of the stock of the Company, and limits the rights of the Stockholder to transfer the same without the approval of the Development Authority and Regions Bank.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Seller to the best of their Knowledge and Belief and belief that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

3.1 ORGANIZATION OF BAG, SUNBELT AND SUB. BAG, Sunbelt and Sub are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of each of their State of incorporation.

3.2 AUTHORIZATION OF TRANSACTION. BAG and Sub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BAG and Sub, enforceable in accordance with its terms and conditions. BAG and Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BAG or Sub is subject or any provision of the charter or bylaws of either BAG or Sub, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BAG or Sub is a party or by which it is bound or to which any of its assets is subject.

3.4 BROKERS' FEES. Buyer have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholder could become liable or obligated.

3.5 INVESTMENT. Sub is not acquiring the JAG Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

3.6 REVIEW OF BOND DOCUMENTS. The Bond Documents and the Authority Lease will have made available to the Buyer by Closing and by the Closing will have been reviewed by them to determine the effect they have, if any, on the closing of this agreement.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES CONCERNING THE
                        COMPANY AND THE JAG SUBSIDIARIES

         Except for any matter contained in the Disclosure Statement, the Stockholder represents and warrants to Buyer to the best of his Knowledge and Belief that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and the JAG Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the JAG Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the JAG Subsidiaries. Each of the Company and the JAG Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of 500,000 JAG Shares, of which 21,955 JAG Shares are issued and outstanding, and zero JAG Shares are held in treasury. All of the issued and outstanding JAG Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are not outstanding or authorized appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are not voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and the JAG Subsidiaries is subject or any provision of the charter or bylaws of any of the Company and the JAG Subsidiaries or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Company and the JAG Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the JAG Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement. None of the Company and the JAG Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the JAG Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

4.4 BROKERS' FEES. None of the Company and the JAG Subsidiaries have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 TITLE TO ASSETS. The Company and the JAG Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Dealer Financial Statement or acquired after the date thereof, free and clear of all Security Interests.

4.6      SUBSIDIARIES.

         a. Section 4.6 of the Disclosure Statement sets forth for each JAG Subsidiary (i) its name and jurisdiction of incorporation; (ii) the number of shares of authorized capital stock of each class of its capital stock; (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; and (iv) the number of shares of its capital stock held in treasury.

         b. All of the issued and outstanding shares of capital stock of each JAG Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of each JAG Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

         c. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and the JAG Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of the JAG Subsidiaries or that could require any JAG Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock.

         d. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any JAG Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any JAG Subsidiary.

4.7 FINANCIAL STATEMENTS. The following financial statements (collectively "the Financial Statements") will be included with the Disclosure Statement:

         a. Unaudited consolidated balance sheets as of December 31, 1994, December 31, 1995, and December 31, 1996 ("Most Recent Fiscal Year End") and the related statements of income, and retained earnings and cash flows for the years then ended for JAG and Subsidiaries; and

         b. Dealer Financial Statements for each JAG Subsidiary for the months of January through October 31, 1997 (the "Dealer Financial Statements," and the October 31, 1997 Dealer Financial Statement shall be referred to as the "Most Recent Dealer Financial Statement").

4.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, the Company and the JAG Subsidiaries have been operated in the Ordinary Course of Business, and there has not been any material adverse change in the financial condition of the Company and the JAG Subsidiaries taken as a whole.

4.9 UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.9 of the Disclosure Statement, the Company and the JAG Subsidiaries have no material undisclosed liabilities that would have a Material Adverse Effect on the financial condition of the Company and the JAG Subsidiaries, in the aggregate.

4.10 LEGAL COMPLIANCE. The actions required hereby of the Seller will not violate any applicable laws including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply with any applicable law, except where the failure to comply would not have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Company and the JAG Subsidiaries. All exceptions to the representations contained in this section shall be set forth on Section 4.10 of the Disclosure Statement.

4.11     TAX MATTERS.

         a. Each of the Company and the JAG Subsidiaries have filed all Income Tax Returns that each were required to file. All such Income Tax Returns were correct and complete in all material respects. All Income Taxes of the Company and the JAG Subsidiaries owed and currently due (whether or not shown on any Income Tax Return) have been paid. None of the Company and the JAG Subsidiaries are currently the beneficiary of any extension of time within which to file any Income Tax Return. All exceptions to the representations contained in this section shall be set forth on Section 4.11(a) of the Disclosure Statement.

         b. There is no current material dispute or material claim concerning any Income Tax liability of the Company or the JAG Subsidiaries either (i) asserted by any authority in writing or (ii) asserted personally by any agent of such authority to the Stockholder. All exceptions to the representations contained in this section shall be set forth on Section 4.11(b) of the Disclosure Statement.

         c. Section 4.11(c) of the Disclosure Statement lists all federal, state, local, and foreign Income Tax Returns filed with respect to any of the Company and the JAG Subsidiaries for taxable periods ended on or after December 31, 1996, identifies those Income Tax Returns that have been audited, and identifies those Income Tax Returns that currently are the subject of audit. The Stockholder has delivered to BAG and Sub correct and complete copies of all federal and State Income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by any of the Company and the JAG Subsidiaries since December 31, 1996. None of the Company and the JAG Subsidiaries have currently waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. All exceptions to the representations contained in this section shall be set forth on Section 4.11(c) of the Disclosure Statement.

         d. None of the Company and the JAG Subsidiaries have filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Company and the JAG Subsidiaries (i) have been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company), or (ii) have any liability for the taxes of any Person (other than any of the Company and the JAG Subsidiaries) under Reg. Section-6 issued pursuant to the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.12     REAL PROPERTY.

         a. The Company and the JAG Subsidiaries do not own any real property.

         b. Section 4.12(b) of the Disclosure Statement lists all real property leased or subleased to any of the Company or the JAG Subsidiaries, and Seller has delivered to Buyer true and correct copies of such leases or subleases. Each such lease or sublease is legal, valid, binding, enforceable and in full force and effect.

         c. Except as set forth on Section 4.12(c) of the Disclosure Schedule, the Company and the JAG subsidiaries have no leases or other interest in any real property that would have a Material Adverse Effect on the financial condition of the company and JAG subsidiaries taken as a whole.

4.13 INTELLECTUAL PROPERTY. The Company and the JAG Subsidiaries do not own any patents, copyrights, or proprietary software.

4.14 TANGIBLE ASSETS. The tangible assets owned and leased by the Company have been or will be subject to review and/or inspection by the Buyer and are accepted as is.

4.15 INVENTORY. The inventory of JAG consists of new, demo, and used cars, and supplies, manufactured and processed parts, all of which have been or will be subject to review and/or inspection by an independent auditor and by the Buyer and are accepted by the Buyer "As Is".

4.16     CONTRACTS. Intentionally Deleted.

4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company and the JAG Subsidiaries are reflected properly on their books and records, and are valid receivables except as set forth on Section 4.17 of the Disclosure Schedule.

4.18 POWERS OF ATTORNEY. There are no material outstanding powers of attorney executed on behalf of the Company or the JAG Subsidiaries except as set forth on Section 4.18 of the Disclosure Schedule.

4.19 INSURANCE. Schedule 4.19 of the Disclosure Statement sets forth each material insurance policy of the Company and the JAG Subsidiaries, and each material self-insured arrangement. With respect to each such insurance policy:
(i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects as of the date listed; (ii) neither the Company nor the JAG Subsidiaries is in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default; and (iii) no party to the policy has repudiated any material provision thereof.

4.20 LITIGATION. Schedule 4.20 of the Disclosure Statement sets forth each instance in which the Company or a JAG Subsidiary (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, arbitrator or quasi-judicial or administrative agency.

4.21 EMPLOYEES. None of the Company and the JAG Subsidiaries have committed any material unfair labor practice.

4.22     EMPLOYEE BENEFITS.

         a. Schedule 4.22 of the Disclosure Statement lists each Employee Benefit Plan that any of the Company and the JAG Subsidiaries maintains or to which any of the Company and the JAG Subsidiaries contributes.

                  i. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect on the financial condition of the Company and the JAG Subsidiaries taken as a whole.

                  ii. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  iii. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Service to the effect that it meets the requirements of Code Section 401(a).

                  iv. As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-employer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                  v. The Stockholder has delivered to BAG and Sub correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         b. With respect to each Employee Benefit Plan that any of the Company and the JAG Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                  i. No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-employer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted.

                  ii. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect on the financial condition of the Company and the JAG Subsidiaries taken as a whole.

                  iii. None of the Company and the JAG Subsidiaries has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

4.23 GUARANTIES. Neither the Company nor any JAG Subsidiary is a guarantor or surety for any liability or obligation of any other Person except as set forth on Section 4.23 of the Disclosure Schedule.

4.24     ENVIRONMENT, HEALTH, AND SAFETY MATTERS.

         a. The Company and the JAG Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a Material Adverse Effect on the financial condition of the Company and the

JAG Subsidiaries taken as a whole.

         b. The Company and the JAG Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or the JAG Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would If eve a Material Adverse Effect on the financial condition of the Company and the JAG Subsidiaries taken as a whole.

4.2S     CERTAIN BUSINESS RELATIONSHIPS. Section 4.25 of the Disclosure
Statement lists all material business arrangements or relationships between (a) the Stockholder and any of his Affiliates and (b) the Company and the JAG Subsidiaries within the past twelve (12) months, as well as all material assets used in the business of the Company and the JAG Subsidiaries which are owned by Stockholder or his Affiliates.

4.26 MINIMUM FLOOR PLAN REQUIREMENT. As of the Closing Date, each JAG Subsidiary separately, and all JAG Subsidiaries in the aggregate, shall not be "Out of Trust" as such term is used in the automotive business.

                                    ARTICLE 5
                       COVENANTS AND ADDITIONAL AGREEMENTS

5.1 BEST EFFORTS. Each party hereto shall utilize its respective Best Efforts to perform its obligations hereunder to satisfy all pre-closing conditions, and to furnish each other such reasonable information and assistance as may reasonably be required in connection therewith. If additional action is reasonably necessary after Closing to complete a party's obligations hereunder, then such party shall reasonably take such additional action.

5.2      CONFIDENTIALITY.

         a. Between the date hereof and the Closing Date, the Stockholder and the Company will provide reasonable access to, furnish, and/or make available for inspection and copying, as the case may be, to the officers and other authorized representatives of BAG, Sunbelt and Sub (a) full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Company and the JAG Subsidiaries, (b) any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Company and the

JAG Subsidiaries, and (c) true and complete copies of any documents relating to the foregoing.

         b. Between the date hereof and the Closing Date, BAG, Sunbelt, and Sub will provide reasonable access to, furnish, and/or make available for inspection and copying, as the case may be, to the officers and other authorized representatives of JAG (a) full access, during normal business hours, to any and all reasonable information concerning BAG'S IPO and its IPO process and other reasonable information concerning BAG, Sunbelt, and Sub, (b) any and all reasonable other information pertaining to the businesses and properties of the BAG, Sunbelt and Sub, and (c) true and complete copies of any documents relating to the foregoing.

         c. During the term of this Agreement and for a period of two (2) years after the Closing or the termination of this Agreement, Buyer and Seller will hold, and will cause their representatives to hold, in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of law) all Confidential Information and will not disclose the same to any third party except as may reasonably be necessary to perform this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each Party will, and will cause their representatives to, promptly return to the other Party all Confidential Information furnished by the other Parties, and all copies and summaries of same.

         d. Stockholder shall have the right to make disclosures to employees, agents and/or others as may reasonably be required to fulfill the terms of this Agreement and to adequately respond to inquiries that others may initiate.

         e. Buyer has and will continue to actively and vigorously pursue consummation of the BAG IPO, has and will continue to take any and all actions necessary or beneficial for the consummation thereof as and when required, has no knowledge of any fact or circumstance that will or may prevent the consummation of the BAG IPO by the Closing Deadline, and will notify Seller immediately upon hearing of any such fact or circumstance.

5.3 ANNOUNCEMENTS. No Party or its representatives shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of each of the other Parties, except as may be required by law. BAG shall reimburse the Company and the Stockholder for any reasonable expenses incurred by the Company and the Stockholder to fulfill its obligations under this Section 5.3.

5.4      CERTAIN CHANGES AND CONDUCT OF BUSINESS.

         Except for actions contemplated by this Agreement or disclosed on or before the Due Diligence Deadline, until the Closing, Seller:

         a. will not cause or permit the Company or the JAG Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Company or the JAG Subsidiaries to declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock; and

         b. shall not take any action or fail to take any action which would cause or result in any Material Adverse Effect upon the business or assets of the Company and the JAG Subsidiaries, either individually or in the aggregate.

5.5 NO INTERCOMPANY PAYABLES OR RECEIVABLES. At the Closing there will be no outstanding indebtedness between the Stockholder or any of his Affiliates, on the one hand, and the Company, or any of the JAG Subsidiaries, on the other hand.

5.6 NO NEGOTIATION. Until Closing or termination of this Agreement, Seller will not, and Seller will cause each of its representatives and Affiliates not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any JAG Subsidiary or the Company, or any capital stock of any JAG Subsidiary or the Company, or any merger, consolidation, business combination, or similar transaction involving any JAG Subsidiary or the Company.

5.7      CONSENTS. Prior to Closing, Buyer will, at its own expense:

         a. obtain all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities;

         b. complete all filings and registrations with governmental authorities for (i) the consummation of the transactions contemplated by this Agreement; (ii) the ownership or leasing and operating after the Closing by the Company of all its material properties; and (iii) the conduct after the Closing by the Company and the JAG Subsidiaries of their businesses as conducted by them on the date hereof;

         c. obtain the approvals of the Automobile Manufacturers which are required by Section 6.12 below; and,

         d. defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby.

5.8 DEALER FINANCIAL STATEMENTS. The Company will deliver to Buyer copies of the Dealer Financial Statements provided by the Company or the JAG Subsidiaries after the date hereof within five (5) days of their delivery to the Automobile Manufacturers. All such Statements shall reasonably be prepared in accordance with factory guidelines.

5.9 NOTIFICATION OF CERTAIN MATTERS. Between the date hereof and the Closing, each Party to this Agreement will give prompt notice in writing to the other party hereto of:

         a. any information that indicates that any representation and warranty of such party contained herein was not true and correct as of the date made or will not be true and correct as of the Closing;

         b. the occurrence of any event which could result in the failure to satisfy a condition specified in ARTICLE 6 or ARTICLE 7 hereof, as applicable;

         c. any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement; and

         d. in the case of the Stockholder and the Company, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any contract or agreement set forth on the Disclosure Statement.

5.10 ASSURANCE BY THE PARTIES. The Stockholder shall use its Best Efforts to cause the Company to comply with its respective obligations set forth in this Agreement. BAG and Sub will use their Best Efforts to cause the other to comply with their respective obligations set forth in this Agreement. Sunbelt, BAG and Sub shall be jointly and severally liable for the obligations and duties of each other hereunder and under all documents executed pursuant hereto and for any damages to the Stockholder, the Company and/or the JAG subsidiaries that result from any breach of this Agreement and from any breach of all documents executed pursuant hereto by any of them. Stockholder and Company shall be jointly and severally liable for the duties and obligations of each other hereunder and for any damages to the Buyer or any of them that result from any breach of this Agreement by Stockholder or Company.

5.11 ANTITRUST IMPROVEMENTS ACT COMPLIANCE. Buyer, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by the respective Ultimate parent" entities under the Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended (the "H.S.R. Act"). and the rules and regulations promulgated thereunder, with respect to the transactions contemplated herein. Buyer shall pay the H.S.R. filing fee relating to such filings. Buyer (with Company and each JAG Subsidiary's help as may be needed) shall use its Best Efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the H.S.R. Act to terminate or expire at the earliest possible date and to resist vigorously, at Buyer's expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; PROVIDED, HOWEVER, that if Buyer shall determine in Buyer's sole discretion that continuing such resistance is not in the best interest of Buyer, Buyer may, by written notice to the other Parties, terminate this Agreement with the effect set forth in Article 8.3(c) hereof.

5.12 USE OF "JAY AUTOMOTIVE" NAME. After the Closing Date, Buyer and the Company may use the names "JAY Automotive" and "JAY" in connection with business of the Company and the JAG Subsidiaries in Columbus, Georgia and the surrounding market area. After the Closing, neither the Stockholder nor any of his Affiliates shall ever use, without the prior written permission of Buyer, which permission Buyer may withhold or deny in its sole discretion for any reason whatsoever, the names "JAY Automotive" and "JAY" in connection with the sale or servicing of new or used automobiles, light-duty trucks or any other motorized vehicles. Buyer will not use the name "JAY" or "JAY Automotive" in any disparaging manner.

5.13 RELATED PARTY/STOCKHOLDER LOAN. On or before the Closing Date, the Stockholder shall cause the Company to pay, and the Company shall pay, the outstanding principal and all accrued but unpaid interest on any loans between the Stockholder, his Affiliates or any parties related to the Company and the JAG Subsidiaries, on the one hand, and the Company or the JAG Subsidiaries on the other hand.

5.14 STOCK RESTRICTION AGREEMENT. On or before the Closing Date, any stock restriction agreement and any buy/sell agreement involving or affecting the capital stock of the Company or any JAG Subsidiary (excepting any such provision in the Bond Documents) shall be terminated in accordance with its terms and the parties thereto shall have released any and all claims arising under or related to such agreements and their termination.

5.15 PERSONAL ITEMS. The parties acknowledge and agree that the Stockholder may retain certain personal items (which items are not reflected as assets on the Most Recent Dealer Financial Statement and will not be reflected as assets on the December 31, 1997 financial statements). These items may include personal pictures, awards and mementos. Stockholder reserves the right to transfer other similar Company or JAG Subsidiary assets to Stockholder for cash at closing and to pay the book value for same.

5.16 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT. The Company and the Stockholder shall furnish or cause to be furnished to Buyer all of the information concerning the Company and the Stockholders reasonably required for inclusion in, and will cooperate fully and completely with Buyer, Buyer's legal counsel, Buyer's accountants and the Underwriters in the preparation of, the registration statement for such Buyer Public Offering (the "Registration Statement") and the prospectus included therein (including any and all audited financial statements, as required by the applicable securities laws and regulations, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement), all at Buyer's expense. The Stockholder shall not be required to be a signatory to such Registration Statement, shall have no obligation to certify or verify any information, and shall have no liability of any kind arising out of or related to this agreement to anyone not a party hereto.

                                    ARTICLE 6
                          CONDITIONS TO THE OBLIGATIONS
                         OF BUYER TO EFFECT THE CLOSING

         The obligations of Buyer to Close shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by the Buyer as provided herein.

6.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS; COVENANTS. Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of the Company, each JAG Subsidiary and the Stockholder required by this Agreement to be performed by them at or prior to the

Closing shall have been duly performed prior to Closing. At the Closing, Buyer shall have received a certificate, dated as of the Closing Date and duly executed by the Stockholder to the effect that the conditions set forth in the two preceding sentences have been satisfied.

6.2      AUTHORIZATION; CONSENT.

         a. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and all collateral agreements, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Company and the JAG Subsidiaries.

         b. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, including, but not limited to, all Automobile Manufacturers with whom the Company has a franchise agreement or comparable instrument, required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

6.3 OPINION OF SELLER'S COUNSEL. Buyer shall have been furnished prior to or at Closing with the opinion of the Seller's counsel, dated the Closing Date, in the form and substance acceptable to BAG and Sub and their counsel in the form attached as Exhibit 6.3.

6.4      ABSENCE OF LITIGATION.

         a. No order, stay, injunction or decree of any court of competent jurisdiction in the United States, except as disclosed at or prior to the Due Diligence Deadline, shall be in effect that (i) prevents or delays the consummation of any of the transactions contemplated hereby or (ii) would impose any limitation on the ability of Buyer effectively to exercise full rights of ownership of the JAG Shares.

         b. No action suit or proceeding before any court or any governmental or regulatory entity except as disclosed at or prior to the Due Diligence Deadline, shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

6.5 NO MATERIAL ADVERSE EFFECT. From the date of the Most Recent Dealer Financial Statement to the Closing Date, there shall not have been any change in the assets, properties, business, operations, prospects, net income or financial condition of the Company or the JAG Subsidiaries, either individually or in the aggregate that has had a material adverse effect on the Company or the JAG Subsidiaries that has not been disclosed to the Buyer.

6.6 NET WORTH. From the date of the signing of this Agreement to the date of Closing, the Company and each JAG Subsidiary shall have been operated in an ordinary and normal manner and shall not have entered into any transaction that is outside the Ordinary Course of Business, except with respect to the Auto Mall and the spin-offs anticipated by this Agreement, unless Buyer has approved of same in writing. The Net Worth of the Company will be the Net Worth as of the signing date plus or minus the results of the operations that are in the Ordinary Course of Business and any extraordinary transactions described herein or permitted in writing by Buyer. This paragraph shall not be interpreted as a guarantee of Net Worth at any date.

6.7   COMPLETION OF DUE DILIGENCE. Intentionally Deleted.

6.8 REAL ESTATE LEASES. Jay Leasing, Inc. shall have executed the Authority Sublease and the Company and/or the JAG Subsidiaries shall have entered into or renewed other leases necessary to permit the continued operation by Buyer at each of the current locations for the franchised automotive dealerships operated by the Company and the JAG Subsidiaries.

6.9   BOARD APPROVAL. Intentionally Deleted.

6.10 CERTIFICATES. The Stockholder and the Company shall have furnished BAG and Sub with such certificates of the Stockholder and the Company's officers and others to evidence compliance with the conditions set forth in this ARTICLE 6 in such form and substance as required pursuant to the provisions of Section 1.3(d).

6.11 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Stockholder, the Company and the JAG Subsidiaries under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Stockholder, the Company and the JAG Subsidiaries in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for BAG and/or Sub as submitted on the Disclosure Schedules and with the Related Documents as set forth in Section 1.3(b).

6.12 APPROVAL OF MANUFACTURER AND DISTRIBUTOR. Each Automobile Manufacturer having an agreement with the Company, the Stockholder or any of the JAG Subsidiaries, except Saturn and Suzuki, shall have approved Buyer as its authorized dealer, on terms and conditions which are comparable with or substantially similar in form to the terms and conditions of said Automobile Manufacturer's consent or approvals in other similar transactions that occurred during the twelve (12) month period immediately preceding the date hereof.

6.13 NON-COMPETITION AGREEMENT. Stockholder shall have executed the Non-Competition Agreement.

6.14 ENVIRONMENTAL LAWS. The Company shall be in material compliance with all applicable Environmental, Health and Safety Requirements.

6.15 NONDISTURBANCE AGREEMENT. Jay Leasing, Inc. and all other appropriate parties shall have executed a Nondisturbance and Estoppel Agreement in the form set forth on Schedule 6.15 which schedule shall have been prepared and presented to BAG, Sunbelt and Sub in such form and substance as required pursuant to the provisions of Section 1.3(d).

6.16 TITLE INSURANCE. The Company shall have obtained title insurance with respect to the Auto Mall real property in form and substance reasonably satisfactory to BAG. BAG shall be responsible for the cost of such title insurance.

6.17 LEASE TERMINATION AGREEMENT/MEMORANDUM OF LEASE. Any existing real property leases which the Company and the JAG Subsidiaries will not utilize in their business operations after Closing shall have been terminated.

6.18 RESIGNATION OF DIRECTORS. Each of the persons who is a director of the Company or any JAG Subsidiary on the Closing Date shall have tendered to Sub in writing his or her resignation as such in form and substance satisfactory to BAG.

6.19  DISCLOSURE STATEMENT. Intentionally Deleted.

6.20 BOND APPROVAL. The Company, the JAG Subsidiaries, and all other appropriate and necessary entities shall have obtained the approval of Regions Bank of Columbus, Georgia, and all other appropriate and necessary persons and entities, of Sub as a buyer of the Company and as a subtenant of the Auto Mall Property. If requested by BAG or Sub, such approvals shall include confirmation that neither the Company, any JAG Subsidiary, BAG or Sub will have any liability with respect to the bonds or letter of credit issued in conjunction with the Auto Mall except for the Authority Sublease and the obligations arising thereunder.

6.21 BUYER PUBLIC OFFERING. The Buyer's Registration Statement shall have been declared effective by the SEC, the Underwriters named therein shall have agreed to acquire shares of the Sunbelt stock being offered pursuant to said Registration Statement (the "Sunbelt IPO Stock), and the closing of the sale of the Sunbelt IPO Stock to the Underwriters shall have occurred simultaneously with the Closing hereunder.

                                    ARTICLE 7
                        CONDITIONS TO THE OBLIGATIONS OF
                        THE SELLER TO EFFECT THE CLOSING

      The obligations of the Seller to Close shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller as provided herein:

7.1 REPRESENTATIONS AND WARRANTIES; AGREEMENTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the date made and shall be true and correct in all material respects as of the Closing. Each of the obligations of BAG and Sub required by this Agreement to be performed by them at or prior to the Closing shall have been duly performed prior to Closing. At the Closing, the Stockholder shall have received a certificate, dated the Closing Date and duly executed by an officer of BAG and of Sub to the effect that the conditions set forth in the preceding two sentences have been satisfied.

7.2   AUTHORIZATION OF THE AGREEMENT; CONSENTS.

      a. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and all collateral agreements, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by BAG and Sub. All filings required to be made under the H.S.R. Act in connection with transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

      b. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons, including, but not limited to, all automobile manufacturers with whom the Company has a franchise agreement or comparable instrument, required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

7.3 OPINION OF BUYER'S COUNSEL. Seller shall have been furnished prior to or at Closing with the opinion of the Buyer's counsel, dated the Closing Date, in the form and substance as approved pursuant to the provisions of Section 1.3.

7.4   ABSENCE OF LITIGATION.

      a. No order, stay, injunction or decree of any court of competent jurisdiction in the United States shall be in effect that prevents or delays the consummation of any of the transactions contemplated hereby or would impose any limitation on the ability of Seller effectively to exercise full rights of ownership of the Shares, that was not disclosed.

      b. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending) seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement that was not disclosed.

7.5 REAL ESTATE LEASES. Buyer shall have executed the Authority Sublease and the Company and/or the JAG Subsidiaries shall have entered into or renewed other leases necessary to permit the continued operation by Buyer at each of the current locations for the franchised automotive dealerships operated by the Company and the JAG Subsidiaries.

7.6 CERTIFICATES. BAG and Sub shall have furnished the Stockholder with such certificates of its officers and others to evidence compliance with the conditions set forth in this ARTICLE 7 as may be reasonably requested by the Stockholder.

7.7 LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of BAG or Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of BAG or Sub in furtherance of the transactions contemplated hereby, shall have been executed, delivered or taken as the case may be.

7.8 RELEASES. The Stockholder, the Company and the applicable JAG Subsidiary shall have been released from any guaranties which they may have signed relative to the floor plan financing, leasing obligations, or any other such obligations which Buyer has assumed. All parties agree to use their best efforts to obtain this result.

7.9 BOND APPROVAL. The Company, the JAG Subsidiaries, and all other appropriate and necessary entities shall have obtained the approval of Regions Bank of Columbus, Georgia, and all other appropriate and necessary persons and entities, of Sub as a buyer of the Company and as a subtenant of the Auto Mall Property. If requested by BAG or Sub, such approvals shall include confirmation that neither the Company, any JAG Subsidiary, BAG or Sub will have any liability with respect to the bonds or letter of credit issued in conjunction with the Auto Mall except for the Authority Sublease and the obligations arising thereunder.

                                    ARTICLE 8
                                   TERMINATION

8.1   TERMINATION. This Agreement may be terminated at any time prior to
Closing:

      a.   By mutual written consent of the Parties;

      b. By Seller or Buyer if the Closing shall not have taken place on or prior to Closing Date Deadline, or such later date as shall have been approved by Buyer and Seller (provided that the terminating Party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

      c. By Buyer or Seller if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and any such order, decree, ruling or other action shall have become final and non-appealable;

      d. By the Stockholder if any of the conditions specified in ARTICLE 7 hereof have not been met or waived by the Stockholder by the Closing Date or any extension thereof (provided that neither the Stockholder nor the Company is otherwise in material breach of his or its representations, warranties, covenants or agreements under this Agreement);

      e. By Buyer if any of the conditions specified in ARTICLE 6 hereof have not been met or waived by Buyer by the Closing Date or any extension thereof (provided that Buyer is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

      f. By either Buyer or the Stockholder if there has been a material breach on the part of the other of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach;

      g. By either Buyer or Seller if the other party has not accepted, waived, or approved the form or content of the Related Documents specified in
Section 1.3 (b) hereof;

      h. By either Buyer or Seller if Buyer has not accepted, approved or waived the contents of and the attachments thereto of the Disclosure Schedules prepared by Stockholder pursuant to Section 1.3(a), and Articles 2 and 4 herein by the Disclosure Deadline;

      i. By either party, due to, any war, natural disaster, or other acts of God; or

      j.   By Buyer pursuant to Section 1.1(b).

8.2 METHOD OF TERMINATION. If BAG, Sub, Sunbelt or the Stockholder shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effectuated by written notice to the other parties specifying the provision hereof pursuant to which such termination is made.

8.3   EFFECT OF TERMINATION.

      a. Except (i) for any breach of this Agreement prior to its termination, and (ii) except for the obligations in Section 5.2, 5.6 and 10.1 hereof, and (iii) except for termination pursuant to Sections 8.3(c), 8.3(d) and 8.3(e) below, upon the termination of Agreement pursuant to Section 8.1, this Agreement shall become null and void and none of the Parties or any of their respective officers, directors, employees, agents, affiliates, consultants, stockholders or principals shall have any liability or obligation hereunder with respect hereto.

      b. If this Agreement is terminated pursuant to 8.1(g) or 8.1(h), then neither party shall have any liability or obligation to the other.

      c. If this Agreement is terminated pursuant to the provisions of Sections 8.1 (b), 8.1(e) or 8.1(f), Buyer shall immediately pay to Seller in cash a termination fee of One Hundred Thousand and no/1OOths Dollars ($100,000.00) ("Termination Fee").

      d. If this Agreement is terminated after due diligence, then Buyer shall pay to the Seller in cash the Termination Fee of One Hundred Thousand and No/lOOths ($100,000.00).

      e. If this Agreement does not Close as specified herein, as a result of the failure to obtain governmental approvals, manufacturers' approvals or any other third party approvals, or consents after good faith efforts of all parties, to obtain the same, then, in that event, the Buyer shall pay to the Seller in cash the Termination Fee of One Hundred Thousand and No/100ths Dollars ($100,000.00).

      f. The Termination Fee shall be the sole and exclusive remedy of the Stockholder, the Company and the JAG Subsidiaries for damages as a result of a pre-closing breach of this Agreement by Buyer except for the Buyer's willful and intentional breach of this agreement. Because the actual damages that the Stockholder, the Company and the JAG Subsidiaries would sustain if Buyer breaches its pre-closing obligations under this Agreement are uncertain and would be impossible or very difficult to ascertain accurately, the Parties agree in good faith that the Termination Fee would be reasonable and just compensation for the harm caused by such breach. Therefore, the Stockholder, the Company and the JAG Subsidiaries acknowledge and agree to accept said Termination Fee, if due and paid hereunder, as liquidated damages, and not as a penalty, in the event of a pre-closing breach by Buyer.

                                    ARTICLE 9
                                 INDEMNIFICATION

9.1 SURVIVAL OF CLAIMS. Seller's representations, warranties, covenants and other obligations contained herein shall survive the Closing to the extent specified below:

      a. All representations, warranties, covenants and other obligations contained in this Agreement (except as otherwise set forth in Section 9.1(b) and 9.1(c) below) shall survive for a period of two (2) years following the Closing Date.

      b. The representations and warranties contained in Section 4.11 shall survive as to any Tax covered by such representations and warranties for so long as any statute of limitations for such Tax remains open, in whole or in part, including without limitation by reason of waiver of such statute of limitations. However, Buyer shall have no claim against Seller for any tax liability which may result from Buyer's reclassification of Seller's inventory or other such items from Seller's prior tax years (i.e., LIFO adjustments) and Stockholders shall have no liability to Buyer for any taxes owed by the Company for the year 1998 except as set forth in Article 11 herein.

      c. All claims that may be brought by Buyer for Seller's fraud, misrepresentation or any intentional misconduct against or to the Buyer shall survive for a period of four (4) years following the Closing Date.

      d. Buyer's representations, warranties and covenants shall survive the Closing.

9.2 SELLER'S INDEMNIFICATION OF THE BUYER. In the event the Seller breaches any of its representations, warranties, and covenants contained herein; and if there is an applicable survival period pursuant to Section 9.1 above; and if the Buyer gives written notice of the claim for indemnification or brings its claim for indemnification against any of the Seller pursuant to Section 9.5 below within such survival period, then the Seller agrees to indemnify the Buyer from and against all Adverse Consequences caused by the breach that the Buyer shall suffer through and after the date of the claim for indemnification.

9.3   BUYER'S INDEMNIFICATION OF THE SELLER.

      a. In the event the Buyer breaches any of its representations, warranties, obligations and covenants contained herein; and if, the Seller gives written notice of the claim or brings the claims for indemnification against the Buyer as provided for in Section 9.5 below, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences caused by the breach that the Seller shall suffer through and after the date of the claim for indemnification.

      b. In addition to Section 9.3(a) above, after the Closing of this Agreement, the Buyer shall indemnify and hold the Seller harmless from all costs arising out of the following:

            (i)    Any claim arising out of or related to the Sunbelt IPO;

            (ii) Any claim arising out of or related to Buyer's operation of the business of the Company, the JAG subsidiaries, or any successor after Closing;

            (iii) Any claim arising out of any Disclosure Schedules not objected to by Buyer by the Due Diligence Deadline or any Related Documents produced pursuant to Section 1.3(b) which have not been objected to by the Buyer.

9.4 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Article 9.

9.5   PROCEDURES FOR INDEMNIFICATION.

      a.   THIRD PARTY CLAIMS.

            (i) Promptly after receipt by an indemnified party under Sections 9.2 or 9.3 of the notice of or the commencement of any proceeding against the indemnified party for which indemnification herein may lie (whichever is first received by the indemnifying party), or which may form part of the basket when the Stockholder is the indemnifying party, such indemnified party will, if a claim is to be made against an indemnifying party, give written notice within the applicable survival period to the indemnifying party of the notice of the commencement of such claim. If such notice is not timely given, the right to indemnification is waived.

            (ii) If any proceeding referred to in Section 9.5(a) is brought against an indemnified party and the indemnified party gives written notice to the indemnifying party of the notice of or commencement of such a proceeding, the indemnifying party will, unless the claim involves taxes, be entitled to participate in such proceeding, and, to the extent that it wishes (unless the indemnifying party is also party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate) to assume the defense of such proceeding with counsel satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding with counsel satisfactory to the indemnify party, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts the defense of the claim, be liable to the indemnified party herein for its legal fees or any other expenses with respect to the defense of the proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding,
(i) it will be conclusively established for purposes of this indemnification;
(ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

      (b)   OTHER CLAIMS.

      A claim for indemnification by Buyer for any matter not involving a third-party claim shall be asserted by giving notice to the Stockholder of the claim within the survival period specified in Section 9.1. If such claim has not been satisfied by the Stockholder after notice, then the Buyer shall actually file suit in the appropriate civil court on such claim within the applicable survival period specified in Section 9.1. If such claim is not filed within the applicable survival period, such claim is waived.

9.6 REMEDIES. The parties acknowledge and agree that after Closing, the rights and remedies set forth in this Article 9 shall be the exclusive remedy of the parties hereto with respect to the transactions contemplated by this Agreement.

9.7 LIMITATION ON INDEMNIFICATION. Stockholder has no obligation to indemnify the Buyer hereunder (i) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $100,000.00 aggregate deductible (the "Basket"), or (ii) to the extent any Adverse Consequences suffered by the Buyer by reason of all such breaches exceeds $2,000,000.00 an aggregate ceiling (the "Cap"), (after which point the Stockholder will have no obligation to indemnify the Buyer from and against further such Adverse Consequences), except for any breach or claim arising out of any tax indemnification hereunder, the Seller's fraud, misrepresentation or any intentional misconduct to or against the Buyer. Notwithstanding anything to the contrary contained herein, the Stockholder shall be obligated to fully indemnify the Buyer from and against, any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by any tax indemnification herein, the Seller's fraud, misrepresentation or willful or intentional misconduct to or against the Buyer.

9.8 INSURANCE. Buyer shall cause the Company and the JAG Subsidiaries to maintain liability and truth-in-lending, and efforts and omissions coverages comparable to those currently maintained by the JAG Subsidiaries and the company. Seller shall have no obligation to indemnify Buyer for any costs covered by such policies.

9.9 NOTICE. Any notice required herein of a claim or a proceeding for which indemnification is sought shall be sent by as provided in Section 10.3.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1  FEES AND EXPENSES.

      a. Except as otherwise expressly provided herein, each Party hereto shall be responsible for its respective costs incurred in the execution and performance of this Agreement except that Buyer shall be responsible for, and shall in any event reimburse Seller for, all of Seller's costs arising out of or related to the following:

                  i.   Copies of Seller's business records of every kind;

                  ii. Filing notices, or obtaining permissions from all governmental agencies;

                  iii. Obtaining permissions and consents required or contemplated hereunder from any Automobile Manufacturer;

                  iv. Providing information for or with respect to the Sunbelt IPO; and

                  v. Fees incurred by Seller's counsel and accountant not to exceed a total of Fifty Thousand Dollars ($50,000.00). Said fees may be paid by Company prior to Closing without adjustment to the Purchase Price.

         b. Notwithstanding Section 10.1 (a) above, if the Closing does not occur and Section 5.5 hereof ('No Shop' provision) is breached, the Stockholder or the Company shall reimburse Buyer, within twenty (20) days after receipt of a request therefor, for all of the fees, costs and expenses Buyer has paid to Seller pursuant to Section 10.1 (a) above.

10.2 HEADINGS. The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

10.3 NOTICES. All notices, consents, waivers, or other communications required or permitted hereunder shall be given in writing (and shall be ineffective otherwise) and shall be deemed given (a) if delivered by hand or recognized overnight delivery service, upon the earlier of delivery or rejection of delivery by recipient, (b) if given by facsimile transmission, upon confirmation of transmission by facsimile, or (c) if delivered by registered or certified mail, postage prepaid (return receipt requested), upon the earlier of actual delivery, rejection of delivery by recipient, or three days after being deposited in the mail, and addressed as follows:


If to the Company before the Closing date:                           with a copy to:

         James G. Stelzenmuller, III                                 Richard A. Childs
         Post Office Box 1978                                        Attorney at Law
         Columbus, GA 31902                                          Post Office Box 1625
         Fax: 706-324-3984                                           Columbus, GA 31902
                                                                     Fax: 706-322-2457

 If to the Company after the Closing date:            with a copy to:

 James G. Stelzenmuller, III                          Richard A. Childs
 2420 Downing Drive                                   Attorney at Law
 Columbus, GA 31906                                   Post Office Box 1625
                                                      Columbus, GA 31902
                                                      Fax: 706-322-2457

 If to the Stockholder:                               with a copy to:

 James G. Stelzenmuller, III                          Richard A. Childs
 2420 Downing Drive                                   Attorney at Law
 Columbus, GA 31906                                   Post Office Box 1625
                                                      Columbus, GA 31902
                                                      Fax: 706-322-2457

 If to Sunbelt, BAG or Sub:                           with a copy to:

 Charles K. Yancey                                    Stephen C. Whicker, Esq.
 c/o  Boomershine Automotive Group                    c/o  The Whicker Law Firm
 2150 Cobb Parkway                                    6111 Peachtree Dunwoody Road, NE
 Smyrna, Georgia 30080                                Suite 102-D
 Fax: 770-618-7285                                    Atlanta, Georgia 30328
                                                      Fax: 770-394-8472

 and another copy to:

 David S. Cooper, Esq.
 Schnader Harrison Segal & Lewis, LLP
 Suite 2800, SunTrust Plaza
 303 Peachtree Street, NE
 Atlanta, Georgia
 Fax: (404) 223-5164

or such other address as shall be furnished in writing by such party. Notwithstanding the foregoing, any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

10.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure the benefit of the parties hereto (and with respect to the Stockholder, the personal representatives and heirs of the Stockholder) and their respective successors and permitted assigns, and the provisions of ARTICLE 9 hereof shall inure to the benefit of the Indemnified Parties referred to therein; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights, interests, duties, benefits, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other Parties. Notwithstanding the foregoing, Stockholder shall cause Jay Leasing, Inc. to consent to any assignment of this Agreement to any affiliate of Sunbelt or BAG upon reasonable notice to Stockholder; provided, however, that Sunbelt, BAG and Sub, in addition to the assignee, shall remain fully, jointly, and severally liable for all obligations hereunder and all obligations that are contained in, arise out of, or relate to any document contemplated by this Agreement. Any such consent of Jay Leasing, Inc. shall in no way negate, limit or restrict any right of the Stockholder or Jay Leasing, Inc. set forth herein, or any document contemplated hereunder. No consent required herein shall unreasonably be withheld.

10.5 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the Parties with respect thereto and all prior drafts of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the documents expressly referenced herein. Prior drafts of this Agreement shall not be used as a basis for interpreting this Agreement.

10.6 WAIVER AND AMENDMENTS. Except as otherwise specifically set forth herein, the Stockholder, the Company, each JAG Subsidiary, BAG and Sub may by mutual agreement in writing (i) extend the time for the performance of any of the obligations or other actions of the other parties, (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other parties contained in this Agreement, (iv) waive performance of any of the obligations of the other parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties hereto.

10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule that would cause the laws of any other jurisdiction to apply. Any action relating to or arising out of the Agreement shall be filed in the Superior Court of Muscogee County, Georgia, and the parties hereto consent to exercise of subject matter and personal jurisdiction in said court.

10.9 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP or the Dealer Financial Statements as they may apply.

10.10 DEFINITIONS. For purposes of this Agreement, the terms defined below shall have the following meaning:

        a. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        b. "Affiliate" of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or Issue.

        c. "Authority Sublease" means the Sublease between Jay Leasing, Inc. and Sub for the Auto Mall property.

        d. "Auto Mall" shall mean the real and personal property in Columbus, Georgia, that is eased by Jay Leasing, Inc. from the Development Authority of Columbus, Georgia, and will be subleased to BAG.

        e. "Automobile Manufacturers" shall mean the manufacturers of Toyota, Saturn, Mazda, Pontiac, GMC, Buick, and Mitsubishi vehicles, as applicable.

        f. "Best Efforts" shall be deemed to not include any obligation on the part of any Person to undertake any liabilities, expend any funds or perform acts (except liabilities, expenditures or performance, other than any Best Efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such Person; PROVIDED,

            HOWEVER, that notwithstanding the foregoing, the term "Best Efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby.

        g. "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under Federal law.

        h.  "Buyer" shall mean BAG, Sunbelt, and Sub, collectively.

        i.  "Closing Date Deadline" is June 30, 1998.

        j.  "Code" means the Internal Revenue Code, as amended.

        k. "Confidential Information" shall mean all information concerning the Company and the JAG Subsidiaries obtained by BAG, Sub and their representatives from the Company and all information concerning BAG and the Sub obtained by the Company and the JAG Subsidiaries from BAG and Sub in connection with the transactions contemplated by this Agreement, except information (x) ascertainable or obtained from public information, (y) received from a third party not employed by or otherwise affiliated with the parties or (z) which is or becomes known to the public, other than through a breach by a Party or any of its representatives of this Agreement.

        1. "Costs" shall mean all liabilities, losses costs and actual damages (not including consequential damages) and reasonable expenses, reasonable attorneys' fees, reasonable experts' fees, reasonable consultants' feast and reasonable disbursements of any kind or of any nature whatsoever, net of tax savings required in future years.

        m. "Dealer Financial Statements" means the financial statements prepared by each JAG Subsidiary (for the months January through October 31, 1997) for submission to the Automotive Manufacturer which reflects the monthly operation of its business.

        n. "Disclosure Statement" means the Statement that is to be prepared by the Stockholder pursuant to the provisions of Section 1.3.

        o. "Due Diligence" means the audit, examination, inspection, review, and investigation of business records, transactions, information disclosed hereunder, and all relevant information of the Company and the JAG

            Subsidiaries, and third party records and/or the copying of same, and queries of the Stockholder, officers and agents of the Company and third parties relating to the same, to the extent that is reasonably necessary in order and BAG and Sub to make an informed decision as to whether to accept the Disclosure Statement, determine the purchase price, verify the accuracy a the representations and warranties of the parties hereto, ascertain that the requirements of this Agreement are met, and for other reasonable business purposes relating to same.

        p. "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

        q.  "Employee Pension Benefit Plan" has the meaning set forth in ERISA
            Section 3(2).

        r.  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
            Section 3(1).

        s. Environmental, Heath and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling' transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

        t. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        u.  Intentionally Deleted.

        v.  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

        w. "GAAP" shall mean generally accepted accounting principles which are in effect in the United States on the Closing Date.

        x. "Income Tax" means any federal, state, local or foreign income tax, including any interest. penalty, or additional thereto, whether disputed or not.

        y. "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to income Taxes, including any schedule or attachment statement thereto, and including any amendment thereof.

        z. "JAG Subsidiaries" shall mean the wholly owned subsidiaries of the Company, listed on the Disclosure Statement, which are to remain in the Company when the JAG Shares are sold to the Buyer pursuant to this Agreement.

        aa. "Knowledge and Belief" means actual knowledge without independent investigation and, with respect to any corporation, partnership, company or other entity, shall include the knowledge of such entity's officers, directors and managers with responsibility over the relevant subject matter.

        bb. "Liens" shall mean any mortgages, pledges, title defects or objections, liens claims, security interests, conditions and installment sale agreements, encumbrances or charges of any kind.

        cc. "Material Adverse Effect" shall mean any change in, or effect on, the Company or any JAG Subsidiary (including the business thereof) which is or could reasonably be expected to be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of the Company or any JAG Subsidiary.

        dd. "Material Amount" is defined and calculated as provided for in The
            AICPA Auto Dealership Engagement Manual, page 4-16, paragraph 4.338, September, 1995.

        ee. "Most Recent Fiscal Year End" means the unaudited consolidated balance sheets of the Company and the JAG Subsidiaries as of December 31, 1996 and the related statements of income, and retained earnings and cash flows for the year ended December 31, 1996 for the Company and JAG Subsidiaries.

        ff. "Most Recent Dealer Financial Statement" means the October 31, 1997
            Dealer Financial Statements for each JAG Subsidiary.

        gg. "Multi-employer Plan" has the meaning set forth in ERISA Section
            3(37).

        hh. "Net Income" ("EGT") shall mean earnings after all costs, expenses and interest excepting for income taxes.

        ii. "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        jj. "Party" has the meaning set forth in the preface above.

        kk. "PBGC" means the Pension Benefit Guaranty Corporation.

        11. "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, trust, any other incorporated or unincorporated organization or entity and any governmental or any department or agency thereto.

        mm. "Reportable Event" has the meaning set forth in ERISA Section 4043.

        nn. "Securities Act" means the Securities Act of 1933, as amended.

        oo. "Securities Exchange Act" means the Securities Exchange Act of 1934 as amended.

        pp. "Security interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialman's and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        qq. "Seller" shall mean the Stockholder, the Company and the JAG
            Subsidiaries, collectively.

        rr. "Sunbelt Public Offering" shall mean the consummation of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of common stock of BAG on a firm commitment basis.

        ss. "Sunbelt Public Offering Date" shall mean the date on which the Sunbelt Public Offering occurs.

10.11 SCHEDULES. Disclosure of any matter in any Schedule hereto or in the Financial Statements shall be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

10.12 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.13 REMEDIES. Prior to Closing, the parties hereto shall have all remedies provided in law or equity for any claims arising under this Agreement. After Closing, the remedies provided for any claims arising under this Agreement shall be as set forth in Article 9.

10.14 TIME IS OF THE ESSENCE. Time is of the essence for purposes of this Agreement.

                                   ARTICLE 11
                         1998 OPERATIONS AND NET INCOME

         At or prior to Closing, Stockholder shall be allowed to distribute to himself as additional salary or other additional compensation 100% of the "Net Income" before taxes ("EBT") of the Company for the period beginning November l, 1997 through Closing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         [SIGNATURES BEGIN ON NEXT PAGE]

                                            BOOMERSHINE AUTOMOTIVE GROUP, INC.

 Attest: /s/ Stephen C. Whicker            By: /s/ Charles C. Yancey
        ---------------------------           --------------------------------
 Name:  Stephen C. Whicker                 Name:   Charles C. Yancey
        ---------------------------             ------------------------------
 Title: Ass't Secretary                    Title:  Sec. Treas.
        ---------------------------             ------------------------------

 (Corporate Seal)

                                            B.A.G. GEORGIA III, INC.

 Attest: /s/ Stephen C. Whicker             By:  /s/ Charles K. Yancey
        ----------------------------          --------------------------------
 Name:  Stephen C . Whicker                 Name:  Charles C. Yancey
        ---------------------------             ------------------------------
 Title: Secretary                           Title: Sec. Treas CEO
        ---------------------------             ------------------------------

 (Corporate Seal)

                                            SUNBELT AUTOMOTIVE GROUP, INC.

 Attest: /s/ Stephen C. Whicker             By: /s/ Charles C. Yancey
        -----------------------------          -------------------------------
 Name:  Stephen C. Whicker                  Name:  Charles C. Yancey
        ---------------------------             ------------------------------
 Title: Secretary                           Title: CEO
        ---------------------------             ------------------------------

 (Corporate Seal)

                                            JAY AUTOMOTIVE GROUP, INC.

 Attest:                                    By: /s/ James G. Stelzenmuller
        -----------------------------           ------------------------------
 Name:                                      Name:  James G. Stelzenmuller
        ---------------------------             ------------------------------
 Title:                                     Title: President
        ---------------------------             ------------------------------

 (Corporate Seal)

                                            /s/ James G. Stelzenmuller III
 -------------------------------------      ----------------------------------
 Witness for Stockholder                     James G. Stelzenmuller III

                                           JAY AUTOMOTIVE GROUP, INC. LETTERHEAD
                                               A FULL SERVICE AUTOMOTIVE COMPANY
                                                                   P.O. BOX 1978
                                                         COLUMBUS, GEORGIA 31902
                                                          TELEPHONE 706-324-1234



March 23, 1998




Via Hand Delivery
Mr. Charles Yancey
Boomershine Automotive Group, Inc.,
Sunbelt Automotive Group, Inc.

Re: Stock Purchase Agreement by and between Boomershine Automotive Group, Inc.,
    Sunbelt Automotive Group, Inc., B.A.G. GEORGIA III, INC. and Jay Automotive Group, Inc. and James G. Stelzenmuller, III dated January 5, 1998 (the "Stock Purchase Agreement")

Dear Charles:

This letter summarizes certain activities which must be completed in order for the transactions contemplated in the Stock Purchase Agreement to be consummated. Our mutual cooperation is necessary for the completion of each of these activities. By signing this letter in the space provided below, we indicate our agreement to use our best efforts in completing these activities on a timely basis, and to cause our financial and legal advisers to do the same.

1. Financial Audits. We must complete our audits of the 1995, 1996 and 1997 consolidated financial statements for Jay Automotive Group, Inc.

2. Audit Representation Letter. J. G. Stelzenmuller, III will sign a audit representation letter upon completion of the audit so provided in the attachments thereto accurately reflect the financial position of the companies audited.

3. Spare Parts Inventory. Prior to Closing, Jay Automotive Group will amend its federal income tax returns for tax years 1994, 1995 and 1996, and will prepare and file its federal income tax return for 1997, to reflect the spare parts inventory adjustments, and the tax year allocations of those adjustments, made by Ernst & Young. If the Closing does not occur for any reason, Sunbelt Automotive Group and Boomershine Automotive Group will reimburse Jay Automotive Group for the difference between (i) the interest paid by Jay Automotive Group as a result of the allocation of the spare parts inventory adjustments to the 1994, 1995 and 1996 amended federal tax returns and (ii) the interest which would have been paid by Jay Automotive Group if the spare parts inventory adjustments had all been allocated to Jay Automotive Group's 1997 federal tax return.

4. Hart-Scott-Rodino Filings. As we discussed, each party to our transaction must file a separate Hart-Scott-Rodino Notification and Report Form. We will assist you in completing the Form to be filed for Jay Automotive Group by providing whatever information you may need. In addition, we will sign the Certification which appears at the end of the Form, and an affidavit in substantially the form of the attached affidavit. I understand that the Hart-Scott-Rodino Forms should be filed by March 31, 1998.

        Sunbelt Automotive Group and Boomershine Automotive Group agree to indemnify Jay Automotive Group and me, pursuant to Article 9 of the Stock Purchase Agreement, against any liability arising out of the information contained in the Hart-Scott-Rodino Notification and Report Form as well as all other matters involving the Sunbelt IPO, including any actions performed by Jay Automotive Group or me, on behalf of B.A.G. or S.A.G. at their direction.

5. Automobile Manufacturer Consents. We will provide assistance in obtaining the consent of the applicable automobile manufacturers, to the transactions contemplated in the Stock Purchase Agreement. I have written all manufacturers except Saturn Corporation and American Suzuki on Tuesday, March 24, 1998. Copies of these letters are attached hereto. We both recognize that a copy of the S-1 filing will likely be required by all manufacturers before approvals will be obtained.

6. Auto Mall Issues. we need to agree upon a Sublease for the Auto Mall which is satisfactory to you and to us. In addition, as we have discussed, you would like to have Jay Automotive Group removed as a guarantor for Jay Leasing's obligations with respect to the bonds and the letter of credit which secures the bonds. We will need your cooperation in obtaining all required approvals and consents with respect to the Sublease, the removal of Jay Automotive group as a guarantor, and the transactions contemplated by the Stock Purchase Agreement from the Development Authority, Regions Bank (as bond trustee and as the issuer of the letter of credit which secures the bonds) and any other necessary entities. You have agreed to provide us a S-1 filing no later than April 20, 1998 to begin this process.

7. Closing Documents. We need to finalize the terms of my post-closing employment/consulting agreement and noncompetition/confidentiality agreement. We need to agree upon the form of the promissory note to be given to me for a portion of the purchase price. Finally, we need to agree upon the forms for the other documents needed at closing, including the legal opinions and various certificates to be delivered by each party. These documents must be prepared by our attorneys who should meet at their possible convenience.

8. Due Diligence. Angie Lubniewski spent two (2) additional days completing a review of files and documents which she had requested. You hereby confirm that my Disclosure Statement Number 1 is accepted as presented and complies with the requirements envisioned in the Stock Purchase Agreement. It is further confirmed that the due diligence period as defined by the Stock Purchase Agreement is now completed.

9. Leases. You will continue the following leases related to the dealership operations of Jay Automotive Group; I will terminate all other leases prior to Closing:

        a. Property located at 1801 Box Road, Columbus, Georgia - lease agreement dated October 6, 1989 between Joyce Maloof and Southeast Toyota Distributors, with second assignment to Jay Automotive Group II, Inc. dated July 12, 1990: monthly rental of $14,000; term expires September 30, 1999.

        b. Property located at Veterans Parkway, Columbus, Georgia - leased from Jay Leasing, Inc. pursuant to an unwritten lease; monthly rental of $4,000; at Closing, Jay Automotive Group and Jay Leasing must execute a mutually satisfactory written lease agreement for this property. You understand that Jay Leasing, Inc. may sell this property whereupon the used vehicle sales facility thereon will relocate across the street at the larger area. The rent will be prorated for the additional space allowed should this occur.

        c. Property located at Victory Drive, Columbus, Georgia - leased from Stone Wall Jackson Investment Company pursuant to an unwritten lease; monthly rental of $1500; after the Closing, I will assist you in our efforts to obtain a mutually satisfactory written lease agreement for this property.

        d. Property located at Box Road, Columbus, Georgia - lease agreement between Suzanne Barker and Maloof Motor Co., Inc. dated August 1, 1991, subleased to Jay Automotive Group II d/b/a Jay Toyota; yearly rental of $27,000; lease expires July 31, 1998.

10. Assignment. We mutually desire to have Sunbelt acquire the stock of Jay Automotive Group directly, rather than having B.A.G. GEORGIA III, Inc. acquire the stock. I understand you also plan to dissolve B.A.G. GEORGIA III and to merge Boomershine into Sunbelt prior to Closing this transaction. We should mutually execute the enclosed Consent and Assignment Instrument to reflect our consent to this.

11. Spin-Offs. I am working with Mr. Dick Childs and Mr. Bob Behar, in taking the necessary steps to spin off, or dissolve, the subsidiaries of Jay Automotive Group which will not be purchased by you, and I agree that any taxes associated with any such spin offs or liquidations will be my responsibility and not the responsibility of Jay Automotive Group after the 1997 year end close:

        a. Jay Leasing, Inc.
        b. J & J Financial Corporation

     c. Jay Automotive Group III, Inc.
     d. Columbus Insurance Associates, Inc.
     e. Jay Casualty Insurance Company, Limited
     f. Peach State Life Insurance Company stock and Southeast Family Life Insurance Company stock will be divided by their respective owner's to Jay Leasing, Inc.

12. Termination Letter. By signing this letter I agree that the termination letter dated March 4, 1998, which was sent by Mr. Childs on my behalf, is hereby rescinded and revoked.

We agree that this letter agreement constitutes the first amendment to the Stock Purchase Agreement, and that, except as modified by this letter agreement, the Stock Purchase Agreement remains in full force and effect.

Please sign this letter in the space provided below to indicate your agreement with the foregoing, and return it to me for my files. The enclosed duplicate original of this letter is for your files.

Sincerely,



JAY AUTOMOTIVE GROUP, INC.


By: /s/ James G. Stelzenmuller, III
   ---------------------------------
Name:  James G. Stelzenmuller, III
Title: President


/s/ James G. Stelzenmuller, III
------------------------------------
JAMES G. STELZENMULLER, III



ACCEPTED AND AGREED TO THIS 26TH DAY OF MARCH, 1998.

/s/ Charles K. Yancey
CHARLES K. YANCEY, ON BEHALF OF
BOOMERSHINE AUTOMOTIVE GROUP, INC.
SUNBELT AUTOMOTIVE GROUP, INC. AND
B.A.G. GEORGIA III, INC.

                        CONSENT AND ASSIGNMENT INSTRUMENT

       THIS IS A CONSENT AND ASSIGNMENT INSTRUMENT (this "Instrument") made on March 3l , 1998, by and among BOOMERSHINE AUTOMOTIVE GROUP, INC., a Georgia corporation ("BAG"), B.A.G. GEORGIA III, INC., a Georgia corporation ("Sub"), SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt") and JAY AUTOMOTIVE GROUP, INC., a Georgia corporation (the "Company") and JAY G. STELZENMULLER, III (the "Stockholder"), with respect to that certain Stock Purchase Agreement among the parties dated January 5, 1998 (the "Stock Purchase Agreement"), by which the parties, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), hereby agree as follows:

         1. CONSENT TO ASSIGNMENT. BAG and Sub wish to assign all of their rights and obligations under the Stock Purchase Agreement to Sunbelt. BAG also hereby informs the Company and the Stockholder that, prior to Closing, BAG is expected to merge with and into Sunbelt, and Sub will be dissolved. If the proposed merger of BAG into Sunbelt is completed, BAG will cease to exist as a separate corporation. Subject to the completion of the transactions described in this paragraph, by their signatures below, as required by Section 10.4 of the Stock Purchase Agreement, the Company and the Stockholder hereby consent to (i) the express assignment by BAG and Sub of all of their rights and obligations under the Stock Purchase Agreement to Sunbelt and Sunbelt's express assumption of such rights and obligations; (ii) the proposed merger of BAG into Sunbelt, as a result of which BAG will cease to exist as a separate corporation and will have no further rights or obligations under the Stock Purchase Agreement, and Sunbelt, by operation of law, will assume all rights and obligations of BAG under the Stock Purchase Agreement; and (iii) the dissolution of Sub. At or prior to the Closing, if any such mergers or future assignments are completed, Sunbelt shall deliver to the Company and the Stockholder copies of documents which confirm such actions.

         In addition, all parties agree that all references in the Stock Purchase Agreement to the "Buyer Public Offering," the "Sunbelt Public Offering," and the "Registration Statement" shall be deemed to refer to a public offering and sale of shares of the common stock of Sunbelt.

         2. ASSIGNMENT. BAG and Sub hereby assign all of their right, title and interest in and to and all of their obligations under the Stock Purchase Agreement to Sunbelt.

         3. ASSUMPTION. SUNBELT hereby accepts said assignment of the Stock Purchase Agreement and hereby agrees to perform and carry out the obligations of BAG and Sub under the Stock Purchase Agreement.

         4. EFFECTIVE DATE. This Instrument is effective at the close of business on March 31, 1998.

         5. MISCELLANEOUS PROVISIONS. All capitalized terms that are used but not expressly defined in this Instrument have the meanings ascribed to them in the Stock Purchase Agreement, and the definitions of those terms in the Stock Purchase Agreement are incorporated by reference in this Instrument. Each party to this Instrument hereby agrees to perform, at the expense of the requesting party, all such further acts and execute and deliver all such further agreements, instruments and other documents as the other shall reasonably request to evidence more effectively the actions taken pursuant to this Instrument. This Instrument and all of its provisions shall be binding upon the successors and assigns of the parties to this Instrument and shall inure to the benefit of the permitted successors and assigns of the parties to this Instrument. The failure of any party at any time or times to require performance of any provision of this Instrument shall in no manner affect the right to enforce the same; and no waiver by any party of any provision (or of a breach of any provision ) of this Instrument, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or as a breach of any other provision) of this Instrument. This Instrument shall be governed by and construed and enforced according to the laws of the State of Georgia. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Instrument or the intent of any of its provisions. This Instrument may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Instrument or its terms to produce or account for more than one of such copies.

         6. The consent of the Company and the Stockholder is made pursuant to the provisions of Section 10.4 of the Stock Purchase Agreement, which shall apply here, as well as the specific limitations set forth herein.

         IN WITNESS WHEREOF, the parties have caused this Instrument to be duly executed, under seal, on March 31, 1998.

                                        "BAG:"

 ATTEST:                                BOOMERSHINE AUTOMOTIVE
                                        GROUP, INC.

 BY: /s/ S.C. whicker                   BY: /s/ C. K. Yancey
     --------------------------------       --------------------------
     Name: S.C. Whicker                     Name: C. K. Yancey
           --------------------------             --------------------
     Title: Ass't Secretary                 Title: Secretary Treasurer
            -------------------------              -------------------
[CORPORATE SEAL]

                                        "Sub:"

 ATTEST:                                B.A.G. GEORGIA III, INC.

 BY: /s/ S.C. Whicker                   BY: /s/ C.K. Yancey
     ----------------------                 --------------------------
     Name:  S.C. Whicker                    Name:  C. K. Yancey
          -----------------                      ---------------------
     Title: Secretary                       Title: CEO
           ----------------                       --------------------

     [CORPORATE SEAL]

                                        "Sunbelt:"

 ATTEST:                                SUNBELT AUTOMOTIVE GROUP,
                                        INC.

 BY: /s/ S.C. Whicker                   BY: /s/ C.K. Yancey
     ----------------------                 --------------------------
     Name:  S.C. Whicker                    Name:  C. K. Yancey
          -----------------                      ---------------------
     Title: Secretary                       Title: CEO
           ----------------                       --------------------

     [CORPORATE SEAL]

                                        The "Company:"

 ATTEST:                                JAY AUTOMOTIVE GROUP, INC.

 BY: /s/ Patsy D. Stelzenmuller         BY: /s/ J.G. Stelzenmuller
     -----------------------------          -------------------------
     Name:  Patsy D. Stelzenmuller          Name:  J.G. Stelzenmuller
          ------------------------               --------------------
     Title: Secretary                       Title: President
           -----------------------                -------------------

     [CORPORATE SEAL]


                                        The "Stockholder:"

                                        /s/ James G. Stelzenmuller III [SEAL]
                                        -------------------------------
                                        James G. Stelzenmuller, III

         As contemplated by Section 10.4 of the Stock Purchase Agreement, Jay Leasing, Inc. consents to the assignments described in this Instrument, effective as set forth in Section 4 of this Instrument.

 ATTEST:                                       JAY LEASING, INC.

 BY: /s/ Patsy D. Stelzenmuller                BY: /s/ J.G. Stelzenmuller
     -------------------------------              -------------------------
 Name: Patsy D. Stelzenmuller                  Name: J. G. Stelzenmuller
      ------------------------------                -----------------------
 Title: Secretary                              Title:   President
       -----------------------------                 ----------------------

[CORPORATE SEAL]

                       EXTENSION OF CLOSING DATE DEADLINE,
                       APPROVAL OF PARTIAL REDEMPTION, AND
                      AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS EXTENSION, APPROVAL AND AMENDMENT, made and entered into as of July 30, 1998, by and between SUNBELT AUTOMOTIVE GROUP, INC., a Georgia corporation ("Sunbelt"), JAY AUTOMOTIVE GROUP, INC., a Georgia corporation (the "Company" or "JAG") and JAMES G. STELZENMULLER, III (the "Stockholder"),


                                   WITNESSETH:

         THAT WHEREAS, the parties hereto and other parties related to Sunbelt entered into a Stock Purchase Agreement (the "SPA") dated as of January 5, 1998, for the sale and purchase of JAG shares owned by the Stockholder to BAG;

         WHEREAS, by letter agreement dated March 23, 1998, the parties hereto agreed to certain revisions and amendments to the SPA as stated therein;

         WHEREAS, by a Consent and Assignment instrument dated March 31, 1998, the other parties to the SPA related to Sunbelt, who are not named herein, with the consent of the other parties hereto, assigned to Sunbelt all of their rights and interest in and to the SPA;

         WHEREAS, by letter agreement dated June 12, 1998, the parties hereto agreed to an extension of the Closing Date Deadline as defined in the SPA to and including July 31, 1998;

         WHEREAS, Sunbelt has indicated that the IPO described in the SPA will not be closed by July 31, 1998, and for that and other reasons, including the mutual covenants, conditions and considerations set forth herein, the parties wish to further extend the Closing Date Deadline and agree to certain other revisions, additions, amendments and modifications to the SPA as set forth herein,

         NOW, THEREFORE, for and in consideration of the mutual terms, conditions and other agreements set forth herein, and other good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. EXTENSION OF CLOSING DATE DEADLINE. The Closing Date Deadline in the SPA shall be further extended to and including September 4, 1998, subject to the conditions set forth herein.

2.       PARTIAL REDEMPTION. To satisfy the provisions of Paragraphs 1.5 and
         Article 11 of the SPA, JAG shall distribute the assets described on Exhibit A, attached hereto and made a part hereof, to the Stockholder prior to the IPO closing in partial redemption of JAG stock as contemplated by the SPA. The parties agree that the amount of the cash distribution described in Article 11 of the SPA shall be cash in the amount of $1,339,102.00. All parties hereto agree that said distribution shall be deemed to satisfy in full the rights of the Stockholder to receive distribution under Article 11 of the SPA and to resolve and settle all obligations of the Shareholder to reimburse Sunbelt and/or JAG for any tax consequences that result from or arise out of the spin-offs, partial redemption and/or the distributions to Stockholder described herein, and no party hereto shall have any right whatsoever to demand repayment, a reduction or an increase of said amount after closing. The parties hereto further agree that any tax consequences to Sunbelt, JAG or any subsidiary that may arise or result from the said spin-offs, partial redemption and/or the distributions described herein shall be the sole responsibility of such corporation, and the Stockholder shall have no liability or responsibility therefor. The parties hereto further acknowledge and affirm that they have had adequate and ample opportunity to investigate and review the books and records of JAG, to consult with accountants and attorneys and other parties of their choosing, and to take any and all action necessary for each to approve said spin-offs, partial redemption and/or the distributions to Stockholder described herein pursuant to the provisions set forth herein.

3. REAFFIRMATION. All other provisions of the SPA, amendments and revisions thereto not in conflict herewith shall remain in full force and effect and are hereby ratified by the parties.

4. GUARANTIES. If the debts of JAG to First Union National Bank, World Omni Financial Corporation and/or Regions Bank are not satisfied in full at closing, Sunbelt shall cause said creditors to release Stockholder from any guaranties of such indebtedness.

5. CLOSING DOCUMENTS. The parties hereto acknowledge and affirm that they approve and agree to the form of the following listed documents which shall be executed at closing:
         (a)  Sublease;
         (b)  Employment Agreement;
         (c)  Non-Competition Agreement; and
         (d)  Promissory Note.

         IN WITNESS WHEREOF, the parties hereto have caused this Extension and Amendment to Stock Purchase Agreement to be duly executed as of the day and year first above written.

                         SUNBELT AUTOMOTIVE GROUP, INC.


Attest:                                     By: /s/ Charles K. Yancey
       ----------------------------            ---------------------------------

Name:                                       Name: Charles K. Yancey
     ------------------------------              -------------------------------

Title:                                      Title:  COO
      -----------------------------               ------------------------------

      (Corporate Seal)




                            [SIGNATURES ON NEXT PAGE]


                           JAY AUTOMOTIVE GROUP, INC.


Attest:                                     By: /s/ J. G. Stelzenmuller
       ----------------------------            ---------------------------------

Name:                                       Name:  J.G. Stelzenmuller
     ------------------------------              -------------------------------

Title:                                      Title:  President/Chairman
      -----------------------------               ------------------------------

      (Corporate Seal)





   /s/ illegible                             /s/  James G. Stelzenmuller
  ---------------------------------         ------------------------------------
  Witness for Stockholder                    JAMES G. STELZENMULLER, III

                                    EXHIBIT A

1.    All of the outstanding shares of the following subsidiary corporations:


                         Jay Automotive Group III, Inc.
                     Southeast Family Life Insurance Company
                                Jay Leasing, Inc.
                        Columbus Insurance Company, Inc.
                           J & J Financial Corporation
                       Peach State Insurance Company, Inc.
                             Jay Casualty Co., Ltd.


2.    Cash in the amount of $ 1,339,102.00.

3.    The following real property:


                                 Mazda Property
                  (Description attached hereto as Exhibit A-1)

                               4th Avenue Property
                  (Description attached hereto as Exhibit A-2)